Exhibit 10.1

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT

First Amendment to Second Amended and Restated Loan Agreement, dated June 15, 2015, by and among Mastech Holdings, Inc., a Pennsylvania corporation (“MHI”), Mastech, Inc., a Pennsylvania corporation (“MI”), Mastech Alliance, Inc., a Pennsylvania corporation (“MAI”), Mastech Trademark Systems, Inc., a Delaware corporation (“MTSI”), Mastech Resourcing, Inc., a Pennsylvania corporation (“MRI”) (MHI, MI, MAI, MTSI and MRI are each, a “Borrower” and collectively, the “Borrowers”), and PNC Bank, National Association (the “Bank”) (the “First Amendment”).

W I T N E S S E T H:

WHEREAS, the Borrowers (other than MRI) and the Bank entered into that certain Second Amended and Restated Loan Agreement, dated July 11, 2014 (as amended, restated, supplemented or modified, the “Loan Agreement”); and

WHEREAS, the Borrowers desire to amend certain provisions of the Loan Agreement and the Bank desires to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. All capitalized terms used herein which are defined in the Loan Agreement shall have the same meaning herein as in the Loan Agreement unless the context clearly indicates otherwise.

2. The Preamble of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

This Second Amended and Restated Loan Agreement (as may be further amended, restated, modified or supplemented from time to time, “Agreement”), dated July 11, 2014, by and among Mastech Holdings, Inc., a Pennsylvania corporation (“MHI”), Mastech, Inc., a Pennsylvania corporation (“MI”), Mastech Alliance, Inc., a Pennsylvania corporation (“MAI”), Mastech Trademark Systems, Inc., a Delaware corporation (“MTSI”), Mastech Resourcing, Inc., a Pennsylvania corporation (“MRI”) (MHI, MI, MAI, MTSI and MRI are each, a “Borrower” and collectively, the “Borrowers”), and PNC Bank, National Association (the “Bank”).

3. The second (2nd) WHEREAS clause of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

WHEREAS, the Borrowers have requested that the Bank (a) amend and restate the Existing Agreement to provide a revolving credit facility to the Borrowers in an aggregate principal amount of up to Seventeen Million and 00/100 Dollars ($17,000,000.00), subject to mandatory reductions as set forth in Section 2.02(a)(iii) hereof, the proceeds of which will be used, among other things, (i) for working capital and general corporate purposes, (ii) for the issuance of standby letters of credit, and (iii) to facilitate the Hudson Acquisition (as hereinafter defined), other Acquisitions (as hereinafter defined and to the extent permitted by Section 6.12) and Stock Repurchases (as hereinafter defined); and (b) provide a term loan to the Borrowers in the principal amount of Nine Million and 00/100 Dollars ($9,000,000.00) the proceeds of which will be used, among other things, to facilitate the Hudson Acquisition (as hereinafter defined).

4. Section 1.01 of the Loan Agreement is hereby amended by deleting the following definitions in their entirety:

“Acquisition Revolving Credit Advance”

“Applicable Converted Term Loan Base Rate Margin”

“Applicable Converted Term Loan Libor Rate Margin”

“Conversion Date”

“Converted Term Loan” or “Converted Term Loans”

“Converted Term Loan Acquisitions”

“Converted Term Loan Expiry Date”

“Converted Term Loan Sublimit”

“Converted Term Note” or “Converted Term Notes”

“Excess Term Loan Amount”

“Senior Indebtedness”

“Senior Leverage Ratio”

“Stock Repurchase Sublimit”

5. Section 1.01 of the Loan Agreement is hereby amended by inserting the following new definitions in their proper alphabetical order:

“Applicable Term Loan Base Rate Margin” shall have the meaning set forth in Section 2.03(a)(ii) hereof.

“Applicable Term Loan Libor Rate Margin” shall have the meaning set forth in Section 2.03(a)(ii) hereof.

“First Amendment Closing Date” shall mean June 15, 2015.

“Hudson Acquisition” shall mean the acquisition by MI of certain assets of Hudson Global, Inc, and Hudson Global Resources Management, Inc., pursuant to and consistent with the Hudson Acquisition Documents.

“Hudson Acquisition Documents” shall mean the Hudson Purchase Agreement and all other documents, agreements and instruments executed in connection with the Hudson Purchase Agreement, as any of them may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

“Hudson Purchase Agreement” shall mean the Asset Purchase Agreement, dated May 8, 2015, by and among MI, as the buyer, and Hudson Global, Inc, and Hudson Global Resources Management, Inc., as the seller.

“MRI” shall have the meaning specified in the Preamble hereof.

“Term Loan” shall have the meaning set forth in Section 2.02(a).

“Term Loan Expiry Date” shall mean, with respect to the Term Loan, June 15, 2020.

“Term Note” shall have the meaning set forth in Section 2.02(c).

6. Section 1.01 of the Loan Agreement is hereby amended by deleting the following definitions in their entirety and in their stead inserting the following:

“Acquisition” shall mean the Hudson Acquisition and any other transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock (or other equity interest) of any Person or (c) the acquisition of another Person by a merger or consolidation or any other combination with such Person.

“Applicable Base Rate Margin” shall mean, as applicable, (i) the Applicable Revolving Credit Loan Base Rate Margin or (ii) the Applicable Term Loan Base Rate Margin.

“Applicable Libor Rate Margin” shall mean, as applicable, (i) the Applicable Revolving Credit Loan Libor Rate Margin or (ii) the Applicable Term Loan Libor Rate Margin.

“Borrower” or “Borrowers” shall mean, singularly or collectively, as the context may require, MHI, MI, MAI, MTSI and MRI.

“Earn-Out Payments” shall mean any payments made by any Loan Party in respect of any earn-out payment with respect to any Acquisition.

“EBITDA” shall mean for any period of determination the sum of (i) net income (or loss) (excluding extraordinary gains or losses including, without limitation, those items created by mandated changes in accounting treatment), plus (ii) Interest Expense, plus (iii) all charges against or minus credits to income for federal, state and local income tax expenses, plus (iv) non-cash share issuance and share option related compensation expense items (SFAS 123, 148 and APB 25 and each of their respective successors), plus (v) depreciation, plus (vi) amortization, plus (vii) non-cash stock based compensation, plus (viii) (x) costs related to severance payments and (y) transaction expenses incurred in connection with the Hudson Acquisition, in each case incurred in calendar year 2015 and in a collective aggregate amount for clauses (x) and (y) not to exceed One Million and 00/100 Dollars ($1,000,000.00), plus or minus (as applicable) (ix) any non-cash charges related to Acquisitions, including goodwill impairment or other expenses or credits in connection with the consummation of Acquisitions or adjustments to the contingent purchase price component of an Acquisition, in each case of MHI and its Subsidiaries determined and Consolidated in accordance with GAAP; provided, however, that for purposes of this definition, with respect to the Hudson Acquisition and any Acquisition made pursuant to Subsection (b) of Section 6.12, EBITDA shall be calculated on a proforma basis in accordance with GAAP, utilizing the historical financial results of the Person(s) that are the subject of such Acquisition (as if such Acquisition had been consummated on the first (1st) day of such period) and without giving effect to any synergies associated with such Acquisition.

“Expiration Date” shall mean, with respect to the Revolving Credit Facility Commitment, June 15, 2018.

“Fixed Charges” shall mean for any period of determination, the sum of (a) cash interest expense, plus (b) scheduled principal installments (excluding prepayments of Revolving Credit Loans) on Total Indebtedness (as adjusted for prepayments), plus (c) cash income tax expense, plus (d) unfunded Capital Expenditures and payments under Capitalized Leases, plus (e) (i) for the period of determination ending March 31, 2015, Stock Repurchases for the Fiscal Quarter then ending, (ii) for the period of determination ending June 30, 2015, Stock Repurchases for the two (2) consecutive Fiscal Quarters then ending, (iii) for the period of determination ending September 30, 2015, Stock Repurchases for the three (3) consecutive Fiscal Quarters then ending, and (iv) for the period of determination ending December 31, 2015, and for each period of determination thereafter, Stock Repurchases for the four (4) consecutive Fiscal Quarters then ending, in each case of MHI and its Subsidiaries determined and Consolidated in accordance with GAAP.

“Loan” or “Loans” shall mean, singularly or collectively, as the context may require, the Revolving Credit Loans, the Term Loan and/or any other credit extended to the Borrowers by the Bank under this Agreement.

“Note” or “Notes” shall mean singularly or collectively as the context may require, the Revolving Credit Note, the Term Note and any other note or notes of the Borrowers executed and delivered pursuant to this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part, as may be (further) amended, restated, modified or supplemented from time to time.

“Stock Pledge Agreement” or “Stock Pledge Agreements” shall mean, singularly or collectively, as the context may require, (i) that certain Second Amended and Restated Stock Pledge Agreement, dated the First Amendment Closing Date, made by MHI for the benefit of the Bank with respect to all of the issued and outstanding capital stock of, among others, MI, MAI, MTSI and MRI, (ii) that certain First Amended and Restated Stock Pledge Agreement, dated August 31, 2011, made by MI for the benefit of the Bank with respect to sixty-five percent (65%) of the outstanding equity interests of MSSPL and (iii) any other Stock Pledge Agreement executed and delivered to the Bank on or after the date hereof in connection with this Agreement which shall be substantially in the form of Exhibit 1.01(S)(2) attached hereto and made a part hereof, as each may be (further) amended, restated, modified or supplemented from time to time.

7. The definition of “Debt” set forth in Section 1.1 of the Loan Agreement is hereby amended to delete clause (B) set forth therein in its entirety and in its stead insert a reference to the following:

(B) all other obligations for the repayment of borrowed money, whether of principal, interest, fees, expenses or otherwise, of the Borrowers to the Bank, including without limitation any Swap Obligations, whether now existing or hereafter incurred, whether under letters or advices of credit, lines of credit, other financing arrangements or otherwise (including, but not limited to, any obligations arising as a result of any overdrafts), whether or not related to this Agreement or to the Notes, whether or not contemplated by the Bank or the Borrowers at the date hereof and whether direct, indirect, matured or contingent, joint or several, or otherwise, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part;

8. The definition of “LIBOR Rate” set forth in Section 1.1 of the Loan Agreement is hereby amended to add the following new paragraph at the end of such definition:

Notwithstanding anything to the contrary contained in this definition, if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

9. The definition of “Interest Period” set forth in Section 1.1 of the Loan Agreement is hereby amended to (a) delete each reference to “Converted Term Notes” contained in clause (ii) of such definition in its entirety and in its stead insert a reference to “Term Note” and (b) delete the reference to “the Converted Term Loan Expiry Date, as applicable, for Converted Term Loans” contained therein in its entirety and in its stead insert a reference to “the Term Loan Expiry Date for the Term Loan”.

10. Section 2.01(a) of the Loan Agreement is hereby amended by (a) deleting the reference to “Twenty Million and 00/100 Dollars ($20,000,000.00)” contained therein in its entirety and in its stead inserting a reference to “Seventeen Million and 00/100 Dollars ($17,000,000.00)” and (b) deleting the following proviso contained therein at the end of the first (1st) sentence thereof in its entirety: “; provided, however, that the Borrower may only borrow one (1) Acquisition Revolving Credit Advance in connection with each Term Loan Acquisition”.

11. Section 2.01(d) is hereby amended to delete the following sentence contained therein in its entirety: “The Borrowers shall specify whether such Revolving Credit Loan is to be an Acquisition Revolving Credit Advance.”.

12. Section 2.01(f) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(f) Revolving Credit Loans Available to Fund Stock Repurchases and Acquisitions. Subject to the terms and conditions of this Agreement, from time to time, the Bank may make Revolving Credit Loans for Acquisitions and for Stock Repurchases; provided, that such Acquisitions and Stock Repurchases shall be made only in accordance with the terms and conditions of Section 6.12 hereof.

13. Section 2.02 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.02 Term Loan.

(a) Term Loan. Subject to the terms and conditions hereof (including, without limitation, Section 3.16 and Section 6.12(c)) and relying upon the representations and warranties set forth in this Agreement, the Bank agrees to make a term loan to the Borrowers in the principal amount of Nine Million and 00/100 Dollars ($9,000,000.00) (the “Term Loan”). The Term Loan shall be advanced on the First

Amendment Closing Date and shall be, with respect to principal, payable in sixty (60) consecutive monthly installments each in the amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), which installments are due and payable by the Borrowers commencing on July 1, 2015 and on the first day of each calendar month thereafter followed by a final payment of all unpaid principal and accrued and unpaid interest on the Term Loan Expiry Date, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement. The Term Loan may consist of Base Rate Loans or Libor Rate Loans, or a combination thereof, as the Borrowers may request pursuant to Section 2.02(d), and in the event that Borrowers desire to extend any portion of the Term Loan as a Libor Rate Loan or to convert any portion of the Term Loan from a Base Rate Loan to a Libor Rate Loan, the Borrowers shall comply with the notification requirements set forth in    Section 2.02(d).

(b) Nature of the Term Loan. Upon repayment of any amount of principal on the Term Loan by the Borrowers, the Borrowers may not reborrow hereunder.

(c) Term Note. The obligation of the Borrowers to repay the unpaid principal amount of the Term Loan made to the Borrowers by the Bank and to pay interest on the unpaid principal amount thereof shall be evidenced by the Term Note of the Borrowers, dated the First Amendment Closing Date, in substantially the form attached as Exhibit 2.02(c) to this Agreement, with the blanks appropriately filled (the “Term Note”). The executed Term Note shall be delivered by the Borrowers to the Bank on the First Amendment Closing Date.

(d) Making, Renewing or Converting the Term Loan. Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, the Borrowers may, pursuant to this Section 2.02(d), (i) convert a Base Rate Loan into a Libor Rate Loan, (ii) convert a Libor Rate Loan into a Base Rate Loan, or (iii) renew a Libor Rate Loan as a Libor Rate Loan for additional Interest Periods.

(i) Each portion of the Term Loan that is converted (from a Libor Rate Loan) into a Base Rate Loan shall be converted on such Business Day and in such amount as an Authorized Representative of the Borrowers shall request by written notice received by the Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Business Day of requested conversion into the requested Base Rate Loan. Unless an Authorized Representative of the Borrowers shall provide the Bank with the required written notice to convert a Base Rate Loan into a Libor Rate Loan on the third (3rd) Business Day prior to the date of requested conversion, such Base Rate Loan shall automatically continue as a Base Rate Loan. Each written notice of any Base Rate Loan shall be irrevocable and binding on the Borrowers, and the Borrowers shall indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure by the Borrowers to consummate such transaction.

(ii) Each portion of the Term Loan that is continued as or converted (from a Base Rate Loan) into a Libor Rate Loan shall be continued or converted on such Business Day, in such amount (greater than or equal to One Million and 00/100 Dollars ($1,000,000.00); provided, however, that any amount in excess of One Million and 00/100 Dollars ($1,000,000.00) may only be in increments of One Hundred Thousand and 00/100 Dollars ($100,000.00)) and with such an Interest Period as an Authorized Representative of the Borrowers shall request by written notice received by the Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the third (3rd) Business Day prior to the requested date of continuation of or conversion into the requested Libor Rate Loan; provided, however, that no portion of the Term Loan shall be continued or converted into a Libor Loan for a different Interest Period if such portion of the Term Loan relates to any Hedge Liabilities. In the event that an Authorized Representative of the Borrowers fails to provide the Bank with the required written notice on the third (3rd) Business Day prior to the expiration of the applicable Interest Period for a Libor Rate Loan, the Borrowers shall be deemed to have given written notice that such Loan shall be converted to a Base Rate Loan on the last day of the applicable Interest Period. Notwithstanding anything contained herein to the contrary, there shall not be more than three (3) different tranches or portions of the Term Loan outstanding at any time. Each written notice of any Libor Rate Loan shall be irrevocable and binding on the Borrowers and the Borrowers shall indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure by the Borrowers to consummate such transaction calculated as set forth in Section 2.12(c) hereof.

(e) [Reserved].

(f) [Reserved].

(g) Optional Prepayments of the Term Loan. Subject to the provisions of this Section 2.02(g), the Borrowers shall have the right, at their option, to prepay the Term Loan in whole or in part (in amounts not less than One Hundred Thousand and 00/100 Dollars ($100,000.00)) at any time; provided, however, that any portion of the Term Loan which is a Libor Rate Loan may only be prepaid without incurring liability for the payment of amounts due under Section 2.12(c) hereunder at the end of the Interest Period for such Libor Rate Loan. All prepayments of any portion of the Term Loan shall be applied to the unpaid installments of principal in the reverse order of their scheduled maturities. All Term Loan prepayments permitted pursuant to this Section 2.02(g) shall be applied to the unpaid installments of principal of the Term Loan in the inverse order of scheduled maturities. In the event that any portion of the Term Loan which is being prepaid is a Libor Rate Loan, the Borrowers shall give the Bank written notice from an Authorized Representative (which shall be irrevocable) of each prepayment not later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the third (3rd) Business Day immediately preceding the date of prepayment, specifying the aggregate amount of principal to be prepaid and the prepayment date. In the event that any portion of the Term Loan which is being prepaid is a Base Rate Loan, the Borrowers shall give the Bank written notice from an Authorized Representative (which shall be irrevocable) of each prepayment not later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Business Day immediately preceding the date of prepayment, specifying the aggregate amount of principal to be prepaid and the prepayment date. Following receipt of any notice as specified in this Section 2.02(g), the principal amount specified therein, together with accrued unpaid interest thereon to the date of such prepayment, shall be due and payable on such prepayment date without notice, presentment or demand. The amounts specified in such notice shall be due and payable by the Borrowers to the Bank upon delivery of such notice.

14. Section 2.03(a) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(a) Interest on Loans.

(i) Subject to the terms and conditions of this Agreement, on the First Amendment Closing Date through the day immediately preceding the first Pricing Effective Date thereafter, (A) Base Rate Loans shall bear interest for each day at a rate per annum equal to the Base Rate plus the Applicable Revolving Credit Loan Base Rate Margin or the Term Loan Base Rate Margin, as applicable, corresponding to Level II as set forth below and (B) Libor Rate Loans shall bear interest for each day during each applicable Interest Period at a rate per annum equal to the Libor Rate plus the Applicable Revolving Credit Loan Libor Rate Margin or the Term Loan Libor Rate Margin, as applicable, corresponding to Level II as set forth below.

(ii) Subject to the terms and conditions of this Agreement, during each Fiscal Quarter of the Borrowers, in accordance with Section 5.01(b) hereof, the Borrowers shall submit to the Bank quarterly financial statements (the Fiscal Quarter in which such financial statements are required to be received by the Bank is the “Reporting Quarter”) as of the last day of the Fiscal Quarter immediately preceding such Reporting Quarter (with respect to any Reporting Quarter, the Fiscal Quarter immediately preceding such Reporting Quarter is the “Measurement Quarter”). Upon receipt of such quarterly financial statements by the Bank in accordance with Section 5.01(b), and the accompanying compliance certificate in accordance with Section 5.01(c), as of June 30, 2015 and as of the last day of each Measurement Quarter thereafter, MHI and its Subsidiaries’ Leverage Ratio shall be calculated for the period equal to the four (4) consecutive Fiscal Quarters then ended and from the first (1st) day of the first (1st) full calendar month following the Bank’s receipt of such quarterly financial statements described above (the “Pricing Effective Date”) until the next Pricing Effective Date, (x) Libor Rate Loans (i) with respect to Revolving Credit Loans shall bear interest during each applicable Interest Period at a rate per annum equal to the Libor Rate plus the Applicable Revolving Credit Loan Libor Rate Margin determined by reference to MHI and its Subsidiaries’ Leverage Ratio (the “Applicable Revolving Credit Loan Libor Rate Margin”) set forth below, and (ii) with respect to the Term Loan shall bear interest during each applicable Interest Period at a rate per annum equal to the Libor Rate plus the applicable Term Loan Libor Rate Margin determined by reference to MHI and its Subsidiaries’ Leverage Ratio (the “Applicable Term Loan Libor Rate Margin”) set forth below, (y) Base Rate Loans (i) with respect to Revolving Credit Loans shall bear interest for each day at a rate per annum equal to the Base Rate plus the applicable Revolving Credit Loan Base Rate Margin determined by reference to MHI and its Subsidiaries’ Leverage Ratio (the “Applicable Revolving Credit Loan Base Rate Margin”) set forth below and (ii) with respect to the Term Loan shall bear interest for each day at a rate per annum equal to the Base Rate plus the applicable Term Loan Base Rate Margin determined by reference to MHI and its Subsidiaries’ Leverage Ratio (the “Applicable Term Loan Base Rate Margin”) set forth below and (z) the Applicable L/C Fee Percentage shall be determined by reference to MHI and its Subsidiaries’ Leverage Ratio:

Level	Leverage Ratio	Applicable Revolving Credit Loan Libor Rate Margin	Applicable Term Loan Libor Rate Margin	Applicable Revolving Credit Loan Base Rate Margin	Applicable Term Loan Base Rate Margin	Applicable L/C Fee Percentage
I	< 1.25 to 1.0	1.25%	2.50%	0.25%	1.50%	1.25%
II	≥ 1.25 to 1.0 ≤ 2.25 to 1.0	1.50%	2.75%	0.50%	1.75%	1.50%
III	> 2.25 to 1.0	1.75%	3.00%	0.75%	2.00%	1.75%

Subject to the terms and conditions of this Agreement, in the event that the Borrowers fail to deliver any compliance certificate in a timely manner in accordance with Section 5.01(c) hereof, the Applicable Libor Rate Margin, the Applicable Base Rate Margin and the Applicable L/C Fee Percentage shall, from and after the date such compliance certificate was required to be delivered pursuant to Section 5.01(c), be the amount corresponding to Tier III until the delivery of such Compliance Certificate.

If any financial statement or certificate delivered pursuant to Article V is shown to be inaccurate (regardless of whether this Agreement is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Base Rate Margin, Applicable Libor Rate Margin or Applicable L/C Fee Percentage for any period (such period, the “Applicable Period”), than the Applicable Base Rate Margin, Applicable Libor Rate Margin or Applicable L/C Fee Percentage, as applicable, actually applied to such Applicable Period, then, upon the written request of the Bank, such margin or percentage shall be determined in accordance with the correct financial information for such Applicable Period and the Borrowers shall immediately pay to the Bank any accrued additional interest and fees owing as a result of such increased margin or percentage for such Applicable Period, which payment shall be applied promptly by the Bank in accordance with the terms of this Agreement. This paragraph shall not limit the rights of the Bank with respect to Article V or to charge additional interest pursuant to Section 2.03(d).

15. Section 2.03(b) of the Loan Agreement is hereby amended by deleting each reference to “Converted Term Loan Expiry Date” contained therein in its entirety and in its stead, in each case, inserting a reference to “Term Loan Expiry Date”.

16. Sections 2.04(a) and (b) of the Loan Agreement are hereby deleted in their entirety and in their stead is inserted the following:

(a) A non-refundable commitment fee, on or before the First Amendment Closing Date, in the amount of Sixty Thousand and 00/100 Dollars ($60,000.00).

(b) A facility fee on an amount equal to the sum of the unused portion of (i) the Revolving Credit Facility Commitment Amount during the period from the First Amendment Closing Date to the Expiration Date (the “Facility Fee Amount”), payable monthly in arrears, beginning on July 1, 2015 and continuing on the first (1st) day of each calendar month and on the Expiration Date (the “Facility Fee”). The Facility Fee shall be equal to the amount by which the Facility Fee Amount has exceeded the average daily closing principal balance of the Revolving Credit Loans on each such day during the preceding calendar month, multiplied by one fifth of one percent (0.20%), multiplied by a fraction, the numerated of which is the actual number of days in such month and the denominator of which is three hundred sixty (360); and

17. Section 2.07 of the Loan Agreement is hereby amended by deleting the reference to “Senior Leverage Ratio” contained therein in its entirety and in its stead inserting a reference to “Leverage Ratio”.

18. Section 3.16 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

3.16 Use of Proceeds.

The Borrowers (or MHI with respect to subsection (a)(iv) hereof) shall use (a) the proceeds of the Revolving Credit Loans (i) for working capital and general corporate purposes, (ii) for issuance of standby letters of credit, (iii) to facilitate the Hudson Acquisition and other Acquisitions permitted pursuant to Section 6.12(b) and (iv) to facilitate Stock Repurchases and (b) the proceeds of the Term Loan to facilitate the Hudson Acquisition.

19. Section 4.07 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

4.07 [Reserved].

20. Section 5.17(b) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(b) [Reserved].

21. Section 5.17(c) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(c) Fixed Charge Coverage Ratio. The Borrowers shall not permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1.0, calculated as of the end of each Fiscal Quarter for the period equal to the four (4) consecutive Fiscal Quarters then ending.

22. Section 6.05 of the Loan Agreement is hereby amended by deleting the reference to “, Acquisitions and Converted Term Loan Acquisitions” contained therein in its entirety.

23. Section 6.12 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

6.12 Stock Repurchases and Acquisitions.

No Borrower or any Subsidiary of a Borrower shall make any Stock Repurchase or Acquisition, except to the extent that (i) no Event of Default or Potential Default exists prior thereto and no Event of Default or Potential Default shall occur or exist as a result thereof, and (ii) each of the following additional conditions, as applicable, are satisfied:

(a) for Stock Repurchases, immediately after giving effect to such Stock Repurchase (x) MHI and its Subsidiaries are, and shall continue to be, in compliance with all financial covenants set forth in Section 5.17 hereof and (y) Undrawn Availability shall not be less than Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00); and

(b) for Acquisitions (other than the Hudson Acquisition), such Acquisition shall be subject to the Bank’s prior written consent and on terms and conditions satisfactory to Bank.

24. Schedules 3.06, 3.11 and 3.24 to the Loan Agreement are hereby deleted in their entirety and in their stead, respectively, are inserted Schedules 3.06, 3.11 and 3.24 attached hereto, collectively, as Exhibit B.

25. Exhibit 2.02(c) to the Loan Agreement is hereby deleted in its entirety and in its stead is inserted Exhibit 2.02(c) to the Loan Agreement attached hereto as Exhibit C and made part hereof.

26. Exhibit 5.01(c) to the Loan Agreement is hereby deleted in its entirety and in its stead is inserted Exhibit 5.01(c) to the Loan Agreement attached hereto as Exhibit D and made part hereof.

27. All Exhibits to the Security Agreement are hereby deleted in their entirety and in their stead is inserted the Exhibits to the Security Agreement attached hereto as Exhibit E and made part hereof.

28. Joinder of Mastech Resourcing, Inc..

(a) Mastech Resourcing, Inc., a Pennsylvania corporation (“New Borrower”) is a subsidiary of a Loan Party that was created subsequent to the Closing Date. Effective as of the date hereof, New Borrower shall: (i) become a party to the Loan Agreement and the other Loan Documents to which the Borrowers are a party (collectively, the “Joinder Documents”); and (ii) assume the obligations of a Borrower thereunder pursuant to the terms and conditions of this Joinder. In consideration of the Debt and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by New Borrower, and in order to induce the Bank to continue to make Loans under the Loan Agreement, New Borrower, intending to be legally bound, hereby covenants and agrees that effective as of the date hereof, it hereby is, and shall be deemed to be, a Borrower under the Loan Agreement and the other Joinder Documents as if it were an original signatory thereto as and when the Loan Agreement and such other Joinder Documents were first executed and delivered, and agrees that from the date hereof and so long as any loan commitment of the Bank shall remain outstanding and until the payment in full of the Debt and the performance of all other obligations of the Borrowers under the Loan Agreement and the other Loan Documents, New Borrower has assumed the obligations of a Borrower under each of the Joinder Documents, and New Borrower shall perform, comply with and be subject to and bound by, jointly and severally, each of the terms, provisions and waivers of the Loan Agreement and each of the other Joinder Documents and any other documents which are stated to apply to or are made by a Borrower. Without limiting the generality of the foregoing, New Borrower hereby represents and warrants that (i) each of the representations and warranties set forth in Article III of the Loan Agreement is true and correct as to New Borrower on and as of the date hereof as if made on and as of the date hereof by New Borrower (except representations and warranties which relate solely to an earlier date or time which representations and warranties shall be true and correct on and as of the specific date or times referred to in said representations and warranties) and (ii) New Borrower has heretofore received a true and correct copy of the Loan Agreement and each of the other Loan Documents (including any modifications thereof or supplements or waivers thereto) as in effect on the date hereof.

(b) When executed and delivered, this First Amendment may be attached to each of the Joinder Documents as evidence of the joinder of the undersigned in and to each such Joinder Document.

(c) New Borrower hereby makes, affirms, and ratifies in favor of the Bank, the Loan Agreement and each of the other Joinder Documents given by the Borrowers to the Bank.

(d) In furtherance of the foregoing, New Borrower shall execute and deliver or cause to be executed and delivered at any time and from time to time such further instruments and documents and do or cause to be done such further acts as may be reasonably necessary or proper in the opinion of the Bank to carry out more effectively the provisions and purposes of the joinder pursuant to this First Amendment and the other Loan Documents.

29. The provisions of Sections 2 through 28 of this First Amendment shall not become effective until the Bank has received the following, each in form and substance acceptable to the Bank:

(a) this First Amendment, duly executed by the Borrowers and the Bank;

(b) the documents and conditions listed in the Preliminary Closing Agenda set forth on Exhibit A attached hereto and made a part hereof;

(c) payment of all fees and expenses owed to the Bank and its counsel in connection with this First Amendment; and

(d) such other documents as may be reasonably requested by the Bank.

30. The Loan Parties hereby reconfirm and reaffirm all representations and warranties, agreements and covenants made by and pursuant to the terms and conditions of the Loan Agreement and the other Loan Documents, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Loan Agreement. This First Amendment shall, in no way, be deemed as a novation of the terms of the Loan Agreement or any of the other Loan Documents.

31. The Loan Parties acknowledge and agree that each and every document, instrument or agreement which at any time has secured payment of the Debt including, but not limited to, the Security Agreement, the Patent and Trademark Security Agreement and the Stock Pledge Agreements, continue to secure prompt payment when due of the Debt.

32. The Loan Parties hereby represent and warrant to the Bank that (i) the Loan Parties have the legal power and authority to execute and deliver this First Amendment; (ii) the officers of the Loan Parties executing this First Amendment have been duly authorized to execute and deliver the same and bind the Loan Parties with respect to the provisions hereof; (iii) the execution and delivery hereof by the Loan Parties and the performance and observance by the Loan Parties of the provisions hereof and of the Loan Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Loan Parties or any law applicable to the Loan Parties or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Loan Parties and (iv) this First Amendment, the Loan Agreement and the documents executed or to be executed by the Loan Parties in connection herewith or therewith constitute valid and binding obligations of the Loan Parties in every respect, enforceable in accordance with their respective terms.

33. The Loan Parties represent and warrant that (i) no Event of Default exists under the Loan Agreement, nor will any occur as a result of the execution and delivery of this First Amendment or the performance or observance of any provision hereof; and (ii) they presently have no claims or actions of any kind at law or in equity against the Bank arising out of or in any way relating to the Loan Agreement or the other Loan Documents.

34. Each reference to the Loan Agreement that is made in the Loan Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Loan Agreement as amended hereby.

35. The agreements contained in this First Amendment are limited to the specific agreements made herein. Except as amended hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect. This First Amendment amends the Loan Agreement and is not a novation thereof.

36. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this First Amendment by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this First Amendment.

37. This First Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles or the conflicts thereof. Each of the parties hereto hereby consent to the jurisdiction and venue of any federal or state court located in the Allegheny County, Pennsylvania with respect to any suit arising out of or mentioning this First Amendment and hereby waives any right to which it may be entitled on account of place of residence or domicile.

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IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this First Amendment to be duly executed by their duly authorized officers on the day and year first above written, as a document under seal.

BORROWERS:

WITNESS:	MASTECH HOLDINGS, INC., a Pennsylvania corporation

/s/ Jennifer F. Lacey	By:	/s/ D. Kevin Horner	(SEAL)
	Name:	D. Kevin Horner
	Title:	President and CEO

WITNESS:	MASTECH, INC., a Pennsylvania corporation

	By:	/s/ D. Kevin Horner	(SEAL)
/s/ Jennifer F. Lacey	Name:	D. Kevin Horner
	Title:	President and CEO

WITNESS:	MASTECH ALLIANCE, INC., a Pennsylvania corporation

/s/ Jennifer F. Lacey	By:	/s/ D. Kevin Horner	(SEAL)
	Name:	D. Kevin Horner
	Title:	President and CEO

WITNESS:	MASTECH TRADEMARK SYSTEMS, INC., a Delaware corporation

/s/ Jennifer F. Lacey	By:	/s/ D. Kevin Horner	(SEAL)
	Name:	D. Kevin Horner
	Title:	President and CEO

WITNESS:	MASTECH RESOURCING, INC., a Pennsylvania corporation

/s/ Jennifer F. Lacey	By:	/s/ D. Kevin Horner	(SEAL)
	Name:	D. Kevin Horner
	Title:	President and CEO

BANK:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Scott D. Colcombe
Name:	Scott D. Colcombe
Title:	Senior Vice President